EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:                                 SCOTT WALLACE, CHAIRMAN OF THE BOARD, PRESIDENT, AND CEO (503) 205-1500

GARDENBURGER ANNOUNCES

THIRD QUARTER FISCAL 2003 RESULTS

PORTLAND, Ore., August 11, 2003 — Gardenburger, Inc. (OTCBB: GBUR) today reported financial results for the Company’s third quarter of fiscal 2003.  Net revenues were $15.0 million for the quarter ended June 30, 2003, compared to $17.1 million for the quarter ended June 30, 2002.  The third quarter net loss available for common shareholders was $856,000, or $0.10 per share. Net income available for common shareholders for the third quarter of fiscal 2002 was $221,000, or $0.02 per share, and included income of $108,000 from a legal settlement.

“Sales were adversely affected by an unusually wet Spring as we entered the grilling season,” said Scott Wallace, Chairman of the Board, President and Chief Executive Officer of Gardenburger, Inc.  “Additionally, several major customers reduced inventory levels as they sought to reduce their warehousing costs in a slow economy.  We are, however, encouraged by the response to our two newest meatless products, BBQ Chik’n and Meatless Meatloaf.”

Third Quarter Results

For the third quarter of fiscal year 2003, Gardenburger posted a gross margin of 44 percent, compared to 45 percent during the comparative quarter last year.  The reduced gross margin is attributable to a change in the mix of products sold as Gardenburger continues to launch new meatless alternative products.

Selling and marketing expense for the third quarter of fiscal 2003 was $3.8 million, compared to $4.0 million for the third quarter of fiscal year 2002. In fiscal 2002 Gardenburger marketed its products through magazine advertising as well as consumer coupons and retail store trade advertisements. In fiscal 2003 the company eliminated the magazine advertising program and increased its consumer coupon and trade ad campaign. The change in marketing program and related timing resulted in the lower selling and marketing expense for the third quarter of fiscal 2003. General and administrative costs for the quarter were $1.2 million compared to $1.0 million for the third quarter of fiscal 2002.  The third quarter fiscal 2003 increase resulted from costs attributable to development of a long-term business strategy.

Founded in 1985 by GardenChef Paul Wenner™, Gardenburger, Inc. is an innovator in meatless, low-fat food products. The Company distributes its flagship Gardenburger® veggie patty to more than 30,000 food service outlets throughout the United States and Canada.  Retail customers include more than 24,000 grocery, natural food and club stores. Based in Portland, Ore., the Company currently employs approximately 175 people.

Statements in this press release about future events or performance are forward-looking statements that are necessarily subject to risk and uncertainty. The Company’s actual results could be quite different. Important factors that could affect results include the Company’s dependence on product acceptance, the Company’s ability to execute its distribution plan, effectiveness of the Company’s sales and marketing efforts, and intense competition in the veggie burger and other meat alternatives industry, which the Company believes will continue. Other important factors that could affect results are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 and the Company’s 2002 Annual Report to shareholders. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

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Gardenburger, Inc.

Analysis of Statements of Earnings

Unaudited

	FISCAL QUARTER ENDED				FISCAL 9 MONTHS YTD
	30-Jun 2003	30-Jun 2002	CHANGE DOLLARS	%	30-Jun 2003	30-Jun 2002	CHANGE DOLLARS	%

Net Sales	15,040,000	17,083,000	(2,043,000)	-12%	36,437,000	39,533,000	(3,096,000)	-8%

Cost of goods sold	8,489,000	9,469,000	(980,000)	-10%	22,155,000	23,103,000	(948,000)	-4%
Gross profit	6,551,000	7,614,000	(1,063,000)	-14%	14,282,000	16,430,000	(2,148,000)	-13%
MARGIN	44%	45%			39%	42%

Operating expenses:
Sales & marketing	3,816,000	4,020,000	(204,000)	-5%	10,454,000	10,381,000	73,000	1%
General & administrative	1,171,000	963,000	208,000	22%	3,151,000	3,135,000	16,000	1%
Legal settlement	—	(108,000)	108,000	100%	—	(108,000)	108,000	100%
Other general expenses (income)	1,000	(9,000)	10,000	111%	5,000	(424,000)	429,000	101%
Total Operating expenses	4,988,000	4,866,000	122,000	3%	13,610,000	12,984,000	626,000	5%

Operating income (loss)	1,563,000	2,748,000	(1,185,000)	-43%	672,000	3,446,000	(2,774,000)	-80%

Other income (expense):
Interest income	2,000	5,000	(3,000)	-60%	9,000	27,000	(18,000)	-67%
Interest expense	(1,126,000)	(1,184,000)	58,000	-5%	(3,345,000)	(2,698,000)	(647,000)	24%
Debt restructuring costs, net	—	—	—	0%	—	(730,000)	730,000	-100%
Total other income (expense)	(1,124,000)	(1,179,000)	55,000	-5%	(3,336,000)	(3,401,000)	65,000	-2%

Income (loss) before cumulative effect of a change in accounting principle and preferred dividends	439,000	1,569,000	(1,130,000)	-72%	(2,664,000)	45,000	(2,709,000)	-6020%
Cumulative effect of a change in accounting for goodwill	—	—	—		411,000	—	411,000
Income (loss) before preferred dividends	439,000	1,569,000	(1,130,000)		(3,075,000)	45,000	(3,120,000)
Preferred dividends	1,295,000	1,348,000	(53,000)		3,883,000	3,762,000	121,000
Net income (loss) available for common shareholders	(856,000)	221,000	(1,077,000)		(6,958,000)	(3,717,000)	(3,241,000)

Income (loss) per share before cumulative effect of a change in accounting principle and preferred dividends:
Basic	0.05	0.17			(0.30)	0.00
Diluted	0.05	0.14			(0.30)	0.00

Loss per share for cumulative effect of a change in accounting principle:
Basic	—	—			(0.05)	—
Diluted	—	—			(0.05)	—

Net income (loss) per share available for common shareholders:
Basic	(0.10)	0.02			(0.77)	(0.41)
Diluted	(0.10)	0.02			(0.77)	(0.41)

Basic number of shares outstanding	9,002,101	9,002,101			9,002,101	9,002,101
Diluted number of shares outstanding	9,002,101	11,080,742			9,002,101	9,002,101

Gardenburger, Inc.

Balance Sheet

(unaudited)

	Jun-03	Sep-02
ASSETS

Current Assets:

Cash & cash equivalents	1,490,000	2,760,000
Accounts receivable, net	3,766,000	3,127,000
Inventories, net	11,027,000	9,093,000
Prepaid expenses	2,071,000	1,566,000
Total current assets	18,354,000	16,546,000

Net fixed assets	12,300,000	13,033,000
Other assets, net	834,000	1,483,000

TOTAL ASSETS	31,488,000	31,062,000

LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:

Short-term note payable	3,502,000	1,116,000
Current portion of long-term debt	1,708,000	1,901,000
Accounts payable	3,127,000	2,340,000
Payroll and related liabilities payable	502,000	722,000
Other current liabilities	1,279,000	222,000
Total Current Liabilities	10,118,000	6,301,000

Long-Term Debt, less current maturities	5,417,000	6,540,000
Convertible Notes Payable	18,403,000	17,596,000

Convertible Redeemable Preferred Stock	49,718,000	45,835,000

Shareholders’ Equity (Deficit):
Common stock	11,189,000	11,189,000
Capital paid in surplus	12,500,000	12,500,000
Retained deficit	(75,857,000)	(68,899,000)
Total Shareholders’ Equity (Deficit)	(52,168,000)	(45,210,000)

TOTAL LIABILITIES & EQUITY	31,488,000	31,062,000